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                                                                EXHIBIT 99.14(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 ("Registration Statement") of our report dated October 18, 2001, relating to the financial statement of the Hotchkis and Wiley Funds, which is also incorporated by reference into this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Proxy Statement and Prospectus contained within this Registration Statement and "Independent Auditors" in the Statement of Additional Information dated October 23, 2001 for the Hotchkis and Wiley Funds, which Statement of Additional Information is also incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, CA

October 22, 2001